                                                                     EXHIBIT 4.6


                           EDGE PETROLEUM CORPORATION
                                  JOHN W. ELIAS
                      NON-QUALIFIED STOCK OPTION AGREEMENT

                  THIS AGREEMENT ("Agreement") is made as of the __ day of ____________, ____ (the "Grant Date"), by and between EDGE PETROLEUM CORPORATION, a Delaware corporation (the "Company"), and JOHN W. ELIAS (the "Optionee").

                  The Company has adopted the Edge Petroleum Corporation Elias Stock Incentive Plan (the "Plan"), a copy of which is appended to this Agreement as Exhibit A and by this reference made a part hereof. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

                  Pursuant to the Plan, the Optionee has been granted an Option effective as of ___________________ as provided herein. The Company and Optionee therefore agree as follows:

       1. GRANT OF OPTION. Subject to the terms and conditions herein, the Company grants to the Optionee during the period commencing on ____________ and expiring at 5 p.m. Houston, Texas time ("Close of Business") on ________________ (the "Option Term"), subject to earlier termination pursuant to Section 5 of the Plan, an option to purchase from the Company, at $__________ (the "Option Price"), ___________ shares (the "Option Shares") of Common Stock. The Option Price and Option Shares are subject to adjustment pursuant to Section 11 of the Plan. This option is a "nonqualified stock option" and is hereinafter referred to as the "Option."

       2. CONDITIONS OF EXERCISE. The Option is exercisable only in accordance with the conditions stated in this Section 2.

                  (a) Except as otherwise provided in this Subsection (a), the Option may only be exercised to the extent the Option Shares have become available for purchase in accordance with the following schedule:



                                                 Number of Option
                       Date               Shares Available for Purchase
                       ----               -----------------------------




       Notwithstanding the foregoing, Option Shares may become available for purchase prior to the scheduled date upon a termination of Optionee's employment with the Company and its Subsidiaries as described in Section 5(b)(iii) of the Plan.

                  (b) To the extent the Option becomes exercisable, such Option may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Option Term or earlier termination thereof.

                  (c) All of the foregoing provisions of this Section 2 are subject to (i) the provisions of Section 5(b)(ii) of the Plan, addressing events that may result in early termination of the Option and (ii) the provisions of any written employment agreement between the Optionee and the Company or a Subsidiary that applies, by its terms, to this Agreement and that is in effect at the time its provisions would become operative with respect to this Agreement.

       3. MANNER OF EXERCISE. The Option shall be considered exercised (as to the number of Option Shares specified in the notice referred to in Subsection (a) below) on the latest of (i) the date of exercise designated in the written notice referred to in Subsection (a) below, (ii) if the date so designated is not a business day, the first business day following such date or (iii) the earliest business day by which the Company has received all of the following:

                  (a) Written notice, in such form as the Board may require, designating, among other things, the date of exercise and the number of Option Shares to be purchased;

                  (b) If the Option is to be exercised, payment of the Option Price for each Option Share to be purchased in cash, Common Stock or in such other form (or combination of forms) of payment contemplated by
       Section 6 of the Plan as the Board or the provisions of Section 6 of the Plan may permit; provided, however, that any shares of Common Stock delivered in payment of the Option Price that are or were the subject of an option under the Plan or an employee award under another Company plan must be shares that the Optionee has owned for a period of at least six months prior to the date of exercise; and

                  (c) Any other documentation that the Board may reasonably require.

       4. MANDATORY WITHHOLDING FOR TAXES. Optionee acknowledges and agrees that the Company shall deduct from the cash and/or shares of Common Stock otherwise payable or deliverable upon exercise of the Option an amount of cash and/or number of shares of Common Stock (valued at their Fair Market Value on the date of exercise) that is equal to the amount of all federal, state and local taxes required to be withheld by the Company upon such exercise, as determined by the Board.

       5. DELIVERY BY THE COMPANY. As soon as practicable after receipt of all items referred to in Section 3 hereof, and subject to the withholding referred to in Section 4 hereof, the Company shall deliver to the Optionee certificates issued in Optionee's name for the number of Option Shares purchased by exercise of the Option. If delivery is by mail, delivery of shares of Common Stock shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Optionee, and any cash payment shall be deemed effected when a Company check, payable to Optionee and in an amount equal to the amount of the cash payment, shall have been deposited in the United States mail, addressed to the Optionee.

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       6.         NONTRANSFERABILITY OF OPTION. During Optionee's lifetime,
the Option is not transferable (voluntarily or involuntarily) except as provided in Section 10 of the Plan. The Optionee may designate a beneficiary or beneficiaries to whom the Option shall pass upon Optionee's death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Board on the form annexed hereto as Exhibit B or such other form as may be prescribed by the Board, provided that no such designation shall be effective unless so filed prior to the death of Optionee. If no such designation is made or if the designated beneficiary does not survive the Optionee's death, the Option shall pass by will or the laws of descent and distribution. Following Optionee's death, the Option, if otherwise exercisable, may be exercised by the person to whom such option passes accordingly to the foregoing and such person shall be deemed the Optionee for purposes of any applicable provisions of this Agreement.

       7. NO STOCKHOLDER RIGHTS. The Optionee shall not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock as to which this Agreement relates until such shares shall have been issued to Optionee by the Company. Furthermore, the existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11 of the Plan.

       8. RESTRICTIONS IMPOSED BY LAW. Without limiting the generality of Section 12 of the Plan, the Optionee agrees that Optionee will not exercise the Option and that the Company will not be obligated to deliver any shares of Common Stock, if counsel to the Company determines that such exercise, or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the exercise of the Option or the resulting delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

       9. NOTICE. Unless the Company notifies the Optionee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be (a) delivered personally to the following address:


                             Edge Petroleum Corporation
                             Texaco Heritage Plaza
                             1111 Bagby, Suite 2100
                             Houston, Texas 77002

or (b) sent by first-class mail, postage prepaid and addressed as follows:

                             Edge Petroleum Corporation
                             c/o Corporate Secretary
                             Texaco Heritage Plaza
                             1111 Bagby, Suite 2100
                             Houston, Texas 77002

Any notice or other communication to the Optionee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first-class mail, postage prepaid, to Optionee's address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Optionee of a change of address.

       10. OPTIONEE EMPLOYMENT. Nothing contained in this Agreement, and no action of the Company or the Board with respect hereto, shall confer or be construed to confer on the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Optionee's employment at any time, with or without Cause; subject, however, to the provisions of any employment agreement between the Optionee and the Company or any Subsidiary.

       11. RULES BY BOARD. The rights of the Optionee and obligations of the Company hereunder shall be subject to such reasonable rules and regulations as the Board may adopt from time to time hereafter.

       12. OPTIONEE ACCEPTANCE. Optionee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company. Optionee acknowledges that the grant of the Option evidenced by this Agreement fulfills all obligations of the Company pursuant to Section 3.3 of that certain Employment Agreement dated as of November 16, 1998 between the Optionee and the Company, and agrees that in the event of any inconsistency between this Agreement and said Section 3.3, this Agreement shall govern.




ATTEST:                                  EDGE PETROLEUM CORPORATION


                                         By:
-------------------------                   -----------------------------------
Secretary                                         Name:
                                                  Title:


                                         ACCEPTED:

                                         --------------------------------------
                                         John W. Elias

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                                    SCHEDULE

         Agreements substantially in the form of the agreement to which this schedule is attached were entered into with Mr. Elias on the dates and with other terms set forth below:



            Date           Shares    Exercise Price                 Vesting
            ----           ------    --------------                 -------
       January 8, 1999    200,000       $4.22           One third of the options vest on
                                                        each of the first three
                                                        anniversaries of the date of grant

       January 3, 2000     50,000       $3.15625        Options vest on the second
                                                        anniversary of date of grant

       January 2, 2001     50,000       $8.875          Options vest on the second
                                                        anniversary of date of grant


The term of each agreement is ten years.